Exhibit (d)(3)

Schedule A

To the Investment Advisory Agreement

Between HighMark Funds and

HighMark Capital Management, Inc.

Effective as of March 26, 2012

Name of Fund	Compensation*
U.S. Government Money Market Fund	0.300%
Diversified Money Market Fund	0.300%
100% U.S. Treasury Money Market Fund	0.300%
Treasury Plus Money Market Fund	0.300%
Bond Fund	0.500%
California Tax-Free Money Market Fund	0.300%
Large Cap Growth Fund	0.600%
Balanced Fund	0.600%
Value Fund	0.600%
California Intermediate Tax–Free Bond Fund	0.500%
Large Cap Core Equity Fund	0.600%
National Intermediate Tax-Free Bond Fund	0.500%
Tactical Growth & Income Allocation Fund	0.175%
Tactical Capital Growth Allocation Fund	0.175%
Short Term Bond Fund	0.400%
Small Cap Core Fund	0.950%
International Opportunities Fund
Up to $1 Billion	0.750%
Over $1 Billion	0.700%
Cognitive Value Fund
Up to $500 Million	0.750%
Over $500 Million	0.700%
Enhanced Growth Fund
Up to $500 Million	0.750%
Over $500 Million and not greater than $1 Billion	0.700%
Over $1 Billion	0.650%
Equity Income Fund
Up to $100 Million	0.550%
Over $100 Million and not greater than $500 Million	0.500%
Over $500 Million	0.450%
Geneva Growth Fund
Up to $250 Million	0.750%
Over $250 Million and not greater than $500 Million	0.700%
Over $500 Million	0.650%
Geneva Small Cap Growth Fund
Up to $250 Million	1.000%
Over $250 Million and not greater than $500 Million	0.950%
Over $500 Million	0.900%

NYSE Arca Tech 100 Index Fund
Up to $50 Million	0.500%
Over $50 Million and not greater than $250 Million	0.300%
Over $250 Million and not greater than $500 Million	0.250%
Over $500 Million	0.200%
Wisconsin Tax-Exempt Fund
Up to $250 Million	0.500%
Over $250 Million	0.400%

HIGHMARK FUNDS		HIGHMARK CAPITAL MANAGEMENT, INC.

By:	/s/ Pamela O’Donnell	By:	/s/ Earle Malm
Title:	CFO	Title:	President and CEO

*	Reflects annual rate based on average daily net assets of the Fund. All fees are computed daily and paid monthly.